Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:
Martha Lindeman
312-373-2430

BOB MEYERS ANNOUNCES RESIGNATION
FROM PLAYBOY ENTERPRISES, INC.

CHICAGO, Wednesday, March 18, 2009 - Bob Meyers, president of media for Playboy Enterprises, Inc. (PEI), today said that he plans to leave the company effective April 16.

Since joining PEI, Meyers, 53, has overseen the worldwide creation and distribution of content on multiple platforms including print, digital and television.  Meyers' 30-year career in the entertainment industry includes 19 years at NBC Universal and eight years at Viacom, Inc.

Interim Chairman and Chief Executive Officer Jerome Kern said: "Bob has helped steer our media businesses through the most difficult operating environment in our 55-year history.  He helped streamline our organization, reducing overhead and improving profitability in the process.  He oversaw the consolidation of our print and digital content and helped grow our total audience and advertising sales.  We wish him all the best in his future endeavors."

“I am pleased with our many accomplishments across all the media businesses over the past years and particularly with the groundwork we have laid for a revitalized print/digital business,” Meyers said.  “The Playboy brand is stronger than at any time in the company's history, and I am confident that the media properties will remain integral to the brand and contribute to the company’s successful future."

The company is in the process of searching for a new chief executive officer and said that, as a result, it does not expect to immediately name a replacement.  Kern will assume Meyers' responsibilities in the interim.

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Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms, DVD and radio. Through licensing agreements, the Playboy brand appears in more than 150 countries on a wide range of consumer products, entertainment locations and retail stores.